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                                                                    Exhibit 10.8

August 13, 2001


Mr. Basil L. Anderson
1140 Queens Rangers Lane
Westchester, PA 19382


Dear Basil:

It is with great pleasure that I confirm the details of our offer of employment with Staples, Inc. I am confident that you will play an important role in enabling us to meet the challenges of our fast growing company.

POSITION:         Vice Chairman

START DATE:       September 17, 2001

REPORTS TO:       Ronald L. Sargent


SALARY:           $550,000 annualized; 45,833.33 monthly

BONUS
ELIGIBILITY:      60% in accordance with Staples, Inc. Officer and Key
                  Management Plan, prorated based on this position level and your employment during our 2001 Fiscal Year (2/4/01 - 2/2/02).

STOCK
OPTIONS: Currently, your position is eligible for options to purchase 150,000 shares of Staples, Inc. stock under the terms of the Amended and Restated 1992 Equity Incentive Plan (the Plan). Options will be granted on the first day of the month following your date of hire, provided that you have signed and returned a Non-Compete and Non-Solicitation Agreement, and will be prorated based upon the number of months between your hire date and next July. You will receive a grant package mailed to your home address within two months following your date of hire which explains the details of the plan, including the vesting schedule.

                  Staples, Inc. options vest 25% at the end of the first year following the date of grant and then equally on a monthly basis over the next 36 months.
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                  You will be eligible for such future option grants as may be determined from time to time by the Board of Directors. It is the current intention of the Board of Directors to grant such options annually to associates at your level although there can be no assurance that such amount will not be reduced.

PARS: Your position is currently eligible for 50,000 shares of Staples Performance Accelerated Restricted Stock (PARS) under our Equity Incentive Plan. The amount of your initial grant will not be prorated based on your hire date. The PARS shall vest at the end of five years, subject to accelerated vesting dependent on the achievement of Staples performance targets. The PARS will be evidenced by a separate agreement embodying these terms. Your PARS grant for 2002 will be guaranteed at 50,000 shares.

                  You will be eligible for future PARS as may be determined from time to time by the Board of Directors. It is the current intention of the Board of Directors to grant 50,000 PARS annually to executives of Staples at your level although there can be no assurance that such amount will not be reduced or eliminated in the future.

SIGN ON STOCK
OPTIONS:          You will receive an additional 350,000 Staples, Inc.
                  non-qualified stock options which will vest 25% at the end of the first year following the date of grant and then equally on a monthly basis over the next 36 months in accordance with Staples, Inc. Equity Incentive Plan. The option price will be set according to the closing share price on the first day of the next calendar month after your date of hire.

DIRECTOR OPTIONS
AND PARS:         You will retain your existing Director Options and PARS.  As of your date of hire, you will move to the employee plans for options and PARS.

RELOCATION
EXPENSE: You will be paid a one time miscellaneous relocation expense payment of $150,000 as well as one year temporary housing payments. Staples will also pay all travel expenses for your spouse when she visits you in the Boston area for one year from your hire date. Gross up will be provided for relocation costs for tax purposes.

IDENTIFICATION
& EMPLOYMENT
ELIGIBILITY:      The Immigration and Naturalization Service requires that
                  Staples verify your identity and employment eligibility by completing the INS 1-9 form at the start of employment. To complete this form,
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                  you are requires to have specific documentation. A list of documentation options is attached.

NON-COMPETE AND NON-SOLICITATION AGREEMENT, PROPRIETARY & CONFIDENTIAL AGREEMENT, SEVERANCE AGREEMENT AND BUSINESS CONDUCT AND ETHICS POLICY:

                  All associates at your level are required, as a condition of employment, to sign the enclosed Non-Compete and Non-Solicitation Agreement, Proprietary and Confidential Agreement, Severance Agreement and Business Conduct & Ethics Policy. Please bring signed documents with you on your first day of work.

This offer in no way changes your at-will status which allows either you or Staples, Inc. or a subsidiary to end the employment relationship at any time with or without cause or notice.

I hope that you are as excited as I am about your decision. The time ahead should prove to be mutually challenging and rewarding for you and our company.

Sincerely,



Ronald L. Sargent
President and Chief Operating Officer


Enclosures:

Non-Compete and Non-Solicitation Agreement
Proprietary & Confidential
Agreement and Business Conduct and Ethics Policy
Severance Agreement
Equity Incentive Plan Explanation
Lists of Acceptable Documents